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                                                                   Exhibit 10.18

                 SEVERANCE AND SETTLEMENT AGREEMENT AND RELEASE

This AGREEMENT is entered into by and between Gensym Corporation (the "Company") and Lowell B. Hawkinson (the "Executive").

WHEREAS, the parties wish to resolve amicably the Executive's separation as an employee and officer of the Company and to establish the terms of the Executive's severance arrangements.

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

      1. Effective Date. The Executive's termination as an employee and officer of the Company shall become effective upon the commencement of the employment of his successor as the Company's chief executive officer. Nothing herein, however, shall alter Executive's status as an at-will employee or guarantee Executive's employment by the Company and for purposes of this Agreement the "Effective Date" shall mean the date of termination of the Executive's employment with the Company for any reason whatsoever.

      2. Monetary Consideration. In return for the Executive's execution and receipt by the Company of this Severance and Settlement Agreement and a Release, the Company shall provide the Executive with the following benefits to which he would not otherwise be entitled:

              (a) The Company agrees to pay the Executive his current base salary for a period of twenty-four (24) months ("Severance Period") after the Effective Date, less all applicable state and federal taxes, as severance pay. The severance pay shall be paid to the Executive in accordance with the Company's regular payroll practices and in the event of the Executive's death during the Severance Period the payments shall be continued to the Executive's estate. Notwithstanding the foregoing, if within the Severance Period the Executive obtains new employment as an employee, independent contractor or consultant, the amount of severance pay under Section 2 shall be reduced by the amount of all other cash compensation earned or received for such other services. For purposes of this Agreement, new employment
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includes but is not limited to any employment relationship, independent contractor, consulting or advisory relationship with any individual or entity other than the Company for which services the Executive receives or earns any form of current or deferred compensation, but excludes service solely as an outside director of a public company, provided that (consistently with Section 21 of the Gensym Corporation Board Guidelines (the "Guidelines")), if the Executive's first election to such directorship occurs while the Executive is also a director of the Company, the Company's board has approved such directorship in advance (such approval having been obtained with respect to service as a director of GenRad, Inc.) If the Executive receives or earns guaranteed or fixed bonus or deferred payments, such amounts shall be included as part of the set-off amount. The Executive shall provide the Company with timely and accurate information as to all such compensation.

              (b) Effective as of the Effective Date, the Executive shall be considered to have elected to continue receiving group medical insurance pursuant to the law known as COBRA, 29 U.S.C. ss. 1161 et seq. During the Severance Period, as defined in paragraph 2(a), and to the extent consistent with applicable law, the Company shall continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage. The remaining balance of any premium costs, and all premium costs after the Severance Period, shall be paid by the Executive on a monthly basis for as long as, and to the extent that, the Executive remains eligible for COBRA continuation. The Executive should consult the COBRA materials to be provided by the Company for more details regarding these benefits. All other benefits, including life insurance and long-term disability, will be continued by the Company during the Severance Period.


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              (c) The Executive shall be eligible for a bonus under his 1999
Executive Bonus Plan for all of 1999.

      3. Release. The Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, attorneys, agents and employees from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which he ever had or now has against the Company, its officers, directors, stockholders, corporate affiliates, attorneys, agents and employees, including, but not limited to, all claims arising out of his employment, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 2000e et seq., the Americans With Disabilities Act, 42 U.S.C. ss. 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq., and similar state or local statutes including the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, ss.ss. 11H and 11I, and the Massachusetts Equal Rights Act, Mass. Gen. Laws ch. 93, ss. 102 et seq., and Mass. Gen. Laws. ch. 151B, ss. 1 et seq., and all wrongful discharge claims or other common law claims.

      4. Company Acknowledgement. The Company acknowledges and agrees that as of the date hereof the Company knows of no claims or causes of action of whatever kind or nature which the Company has or may have against the Executive which arose on or before the date hereof arising from or in connection with his employment by the Company whether based on contract, tort including negligence or otherwise.



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      5. Services To The Company.

              (a) Subject to the Guidelines and the Company's by-laws, the Executive will serve as a director of the Company for the balance of his present term. Until the Effective Date, and thereafter subject to the determination of the Company's chief executive officer, the Executive shall also serve as a member of the Technology Planning Committee of the board. From and after the Effective Date, the Executive shall be deemed a non-employee director of the Company for purposes of entitlement to director compensation.

              (b) From and after the Effective Date through the end of the Severance Period, the Executive shall be available as a consultant to the Company on such terms as he and the Company's then chief executive officer may reasonably agree upon, taking into account the needs of the Company, the special knowledge and capabilities of the Executive and his other professional and personal commitments.

      6. Nature of Agreement. The Executive understands and agrees that this Agreement is a severance and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

      7. Non-Competition and Non-Solicitation. For so long as the Executive is receiving any severance pay from the Company pursuant to Section 2(a) and thereafter for a period of one year following the Company's final payment to him thereunder, the Executive will not directly or indirectly:

              (a) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any other capacity whatsoever (other than as the holder of not more than 1% of the combined voting power of the outstanding stock of a publicly-held company), develop, design, produce, market, sell or render (or assist any other person in developing, designing, producing, marketing, selling or rendering) products or services


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competitive with those developed, designed, produced, marketed, sold or rendered by the Company as of the Effective date or under consideration by the Company as of the Effective Date: or,

              (b) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Executive while employed by the Company; or,

              (c) directly or indirectly recruit, solicit or hire any employee of the Company or induce or attempt to induce any employee of the Company to terminate his/her employment with, or otherwise cease his/her relationship with, the Company.

Notwithstanding the foregoing, if the Executive receives an offer of employment or other business relationship from an entity engaged both in activities within the scope of section 6(a) of this Agreement and also in other non-prohibited activities where such employment is not related to the prohibited activity, the Executive may request that the Company authorize a limited exception to section 6(a) provided sufficient safeguards have been established so that the Executive will not be involved, directly or indirectly, in the prohibited activity. Nothing herein, however, obligates the Company to grant any exception or modification to section 6(a).

If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

      8. Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

      9. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts,


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terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this Agreement.

      10. Non-Disparagement. Neither the Executive nor any officer or director of the Company shall make any false, disparaging or derogatory statements in public or private regarding the other or, in the case of the Executive, any of the Company's directors, officers, employees, agents, or representatives or the Company's business affairs and financial condition.

      11. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the severance and settlement and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith.

      12. Acknowledgements. The Executive acknowledges that he has been given twenty-one (21) days to consider this agreement and that the Company advised the Executive to consult with an attorney of his own choosing prior to signing this agreement. The Executive understands that he may revoke this agreement for a period of seven (7) days after the execution of this agreement, and the agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

      13. Applicable Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, and is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

      14. Voluntary Assent. The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Executive states and represents that he has had an opportunity to fully discuss and review the


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terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

      15. Public Announcement. Any public announcement relating to the termination of Executive's employment by the Company shall be mutually agreed upon except as required by law.

      16. Fees. The Company shall bear the fees and expenses of the Executive's counsel in connection with the negotiation and execution of this Agreement up to a maximum of two thousand, five hundred dollars ($2,500).

IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written below.

Gensym Corporation


By: /s/ John A. Shane                      Date: June 2, 1999
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   John A. Shane, hereunto duly authorized

I hereby agree to the terms and conditions set forth above. I intend that this Severance and Settlement Agreement and Release become a binding Agreement between me and the Company if I do not revoke my acceptance within seven (7) days.

 /s/ Lowell B. Hawkinson                   Date: June 24, 1999
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Lowell B. Hawkinson


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